Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 4, 2014, relating to the consolidated financial statements of Enphase Energy, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Enphase Energy, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

San Jose, California

March 21, 2014